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THE WARRANTS REPRESENTED HEREBY WILL BE VOID AND OF NO VALUE UNLESS EXERCISED
WITHIN THE TIME LIMIT HEREIN PROVIDED.

                            NON-TRANSFERABLE WARRANTS

                                    C3D INC.
                              235 West 76th Street
                                    Suite 8D
                               New York, NY 10023


              (Incorporated under the laws of the State of Florida)


Certificate No. 1                                         Warrants to Purchase
                                                          100,000  Common Shares

THIS WARRANT AND THE COMMON SHARES TO BE ISSUED UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                     WARRANTS FOR PURCHASE OF COMMON SHARES

THIS IS TO CERTIFY THAT, for value received, Moorwood Investment Limited (the "Bearer") is entitled to subscribe for and purchase up to 100,000 fully paid and non-assessable Common Shares (as defined herein) in the capital of C3D Inc. (the "Company") at any time after full satisfaction by Bearer of all of the terms and conditions of that certain Letter Agreement, of even date herewith, by and between the Bearer and the Company, including the successful placement of financing in the aggregate principal amount of $2,500,000, until 4 p.m. local time in New York, New York, on December 31, 2002, exercisable at a price of US$10.00 per share subject, however, to the provisions and upon the terms and conditions set out below.

The rights to acquire Common Shares granted by this Warrant Certificate may be exercised by the Bearer, in whole or in part (but not as to a fractional Common Share), by:

         (a) duly completing in the manner indicated and executing the Subscription Form attached hereto;

         (b) delivering and surrendering this Warrant Certificate at the offices of C3D Inc. at 235 West 76th Street, Suite 8D, New York, NY 10023; and

         (c) concurrently delivering to the Company at its address above a certified check made payable to C3D Inc. for the amount then due to the Company for the number of Common Shares purchased on the exercise of this Warrant Certificate.

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In the event of any exercise of the rights represented by this Warrant
Certificate, certificates for the Common Shares so purchased shall be delivered to the Bearer within a reasonable time not exceeding three (3) business days after the rights represented by this Warrant Certificate shall have been so exercised, and, unless the Warrants have expired, a new Warrant Certificate granting the right to acquire that number of Common Shares, if any, with respect to which the Warrants shall not then have been exercised shall also be issued to the Bearer within such time.

The Company covenants to and agrees with the Bearer that all Common Shares which may be issued upon the exercise of the rights represented by this Warrant Certificate shall, upon issuance, be fully paid and non-assessable and free of all liens, charges and encumbrances. The Company further covenants and agrees that during the period within which the rights represented by this Warrant Certificate may be exercised, the Company shall at all times have authorized and reserved a sufficient number of Common Shares to provide for the exercise of the rights represented by this Warrant Certificate.

Neither the Warrants represented by this certificate nor the Common Shares issuable upon exercise hereof have been or will be registered under the Securities Act.

THE FOLLOWING ARE THE TERMS AND CONDITIONS REFERRED TO IN THIS WARRANT CERTIFICATE.

1. Upon the occurrence of one or more events involving the capital reorganization, reclassification, subdivision or consolidation of the capital stock of the Company, or the merger, amalgamation or other corporate combination of the Company with one or more other entities, or of any other events in which new securities of any nature are delivered in exchange for the issued Common Shares and such issued Common Shares are cancelled (any such event being referred to as a "Fundamental Change"), then at the time of any exercise of the Warrants taking place after such Fundamental Change, and in lieu of issuing the Common Shares which, but for such Fundamental Change and this provision, would have been issued upon such exercise, the Company or its successor shall issue instead such number of new securities as would have been delivered as a result of the Fundamental Change in exchange for those Common Shares which the holder would have been entitled to receive upon such exercise if such exercise had occurred prior to the occurrence of the Fundamental Change.

         The Company shall not effect any Fundamental Change which will result in a successor to the Company unless prior to or simultaneously with the consummation thereof, the entity succeeding the Company acknowledges in writing that it is bound by and will comply with this provision.

2. As used herein, the term "Common Shares" shall mean and include shares of the Company's presently authorized common stock, par value $.001 per share; the term "Warrant Certificate" shall mean this certificate representing the right to purchase such number of Common Shares as set forth above; and the term "Warrants" shall mean the warrants of the Company granted pursuant to this Warrant Certificate.

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3. The Warrants shall not entitle the Bearer to any rights as a shareholder of the Company, including without limitation, voting rights.

4. The Warrants and all rights hereunder are not transferable.

5. This Warrant Certificate is exchangeable, upon the surrender hereof by the Bearer at the offices of the Company, for a new Warrant Certificate of like tenor representing in the aggregate the right to subscribe for and purchase the number of Common Shares which may be subscribed for and purchased hereunder, each of such new Warrant Certificates to represent the right to subscribe for and purchase such number of Common Shares as shall be designated by the Bearer at the time of such surrender.

6. In case at any time:

         (a) the Company shall pay any dividend payable in stock upon its Common Shares or make any distribution to the holders of its Common Shares;

         (b) the Company shall offer for subscription pro rata to the holders of its Common Shares any additional shares of stock of any class or other rights;

         (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; or

         (d) in case of any Fundamental Change;

then, and in any one or more of such cases, the Company shall give to the Bearer at least twenty days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or for determining rights to vote with respect to such Fundamental Change, dissolution, liquidation or winding-up and in the case of such Fundamental Change, dissolution, liquidation or winding-up, at least twenty-days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause, shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto, and such notice in accordance with the foregoing shall also specify the date on which the holders of the Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such Fundamental Change, dissolution, liquidation or winding-up as the case may be. Each such written notice shall be given by first class mail, registered postage prepaid, addressed to the Bearer at the address of such Bearer, as shown on the books of the Company.

7. This Warrant Certificate shall be interpreted in accordance with the laws of the State of New York, without giving effect to the conflicts or choice of law principles of such state.

8. The Bearer acknowledges that any Common Shares issued upon exercise of the Warrant may bear the following legends (in addition to any legend required by the laws of the jurisdiction in which the Bearer resides):

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         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE
         SECURITIES ACT OF 1933 (THE "U.S. SECURITIES ACT"), AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED, DIRECTLY OR INDIRECTLY, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF SHAREHOLDER'S COUNSEL, IN FORM ACCEPTIBLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD NOT RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

                                      * * *

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by a duly authorized officer this 11th day of November, 1999.


                                           C3D INC.


                                           /s/ Eugene Levich
                                           -------------------------------------
                                           Eugene Levich
                                           President and Chief Executive Officer

                                SUBSCRIPTION FORM

The undersigned hereby exercises the right to purchase shares and hereby subscribes for the undernoted number of the Common Shares referred to in this Warrant Certificate according to the terms and conditions specified therein and herewith makes payment of the purchase price in full for the said shares.

                                                 Number of          Payment
Name in full     Address                         Shares             Enclosed















DATED at____________________, this__________  day of __________________, 19____.




____________________________
Authorized Signatory